Exhibit 10.9

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”), dated as of August 31, 2009, is entered into by and between Cox Auto Trader, L.L.C., a Delaware limited liability company (“Assignor”), as successor-in-interest to Cox Auto Trader, Inc., a Delaware corporation, by virtue of the filing of a certificate of conversion with the Delaware Secretary of State, and AutoTrader.com, Inc., a Delaware corporation (“Assignee”).

RECITALS:

A. Assignor, as successor-in-interest to Cox Auto Trader, Inc., a Delaware corporation, is a party to a license agreement dated September 10, 2006, with TPI Holdings, Inc., a Delaware corporation (“Licensor”), a copy of which is attached hereto as Exhibit A, pursuant to which Licensor has granted an exclusive license to Assignor to use certain trademarks and service marks that incorporate the term TRADER (the “TRADER Marks”) in connection with various goods and services (the “License Agreement”).

B. Assignee, as successor-in-interest to AutoTrader.com, LLC, a Delaware limited liability company, is a party to a sublicense agreement dated September 10, 2006, with Assignor, as successor-in-interest to Cox Auto Trader, Inc., a Delaware corporation, pursuant to which Assignor has granted Assignee a sublicense to use the TRADER Marks (the “Sublicense Agreement”).

C. Assignor may assign its rights under the License Agreement to an “Affiliate,” as that term is defined in the License Agreement.

D. Assignee is an Affiliate of Assignor within the meaning of the License Agreement.

E. Assignor desires to assign its rights under the License Agreement to Assignee.

F. Assignee desires that the rights of Assignor under the License Agreement be assigned to it.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignor hereby transfers and assigns to Assignee the License Agreement, together with all of Assignor’s rights, title, interest, powers, remedies, benefits, options and claims therein, thereto and thereunder.

2. Assignee hereby accepts the transfer and assignment of the License Agreement by Assignor and agrees to bound by and assume all of the restrictions and obligations related to the assigned rights of Assignor under the License Agreement for the benefit of Licensor and all third party beneficiaries of the License Agreement.

3. Assignee agrees to perform the obligations of Assignor under the License Agreement from and after the date hereof and agrees to indemnify and hold Assignor harmless from and against all liabilities arising under the License Agreement with respect to any event or occurrence arising on or after the date hereof.

4. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

5. Upon the execution of this Agreement, the Sublicense Agreement shall be, and hereby is, automatically terminated and is no longer of any force or effect.

6. Upon the written request of Assignor made to Assignee at any time from and after the date hereof, Assignee shall sublicense to Assignor, in accordance with the terms and conditions of the License Agreement, such rights under the License Agreement with respect to print publications and such other uses as Assignor and Assignee may mutually agree. Unless otherwise mutually agreed to by Assignor and Assignee, such sublicense shall be on a royalty free basis. In connection with such sublicense, Assignor agrees to be bound by and assume all of the restrictions and obligations related to the sublicensed rights of Assignee, as licensee under the License Agreement, for the benefit of Licensor and all third party beneficiaries of the License Agreement.

7. The parties shall execute and deliver all documents, provide all information and take or forbear from all such action as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

8. NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, HAVE BEEN MADE BY ASSIGNOR OR ASSIGNEE AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

9. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by nationally recognized overnight courier service, by telecopy, facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9):

(a)	if to Assignor:

Cox Auto Trader, L.L.C.
6205 Peachtree Dunwoody Road
Atlanta, Georgia 30328
Attention:	Charles B. (Buddy) Solomon
Vice President and Chief Financial Officer
Facsimile:	(678) 645-5003

(b)	if to Assignee:

AutoTrader.com, Inc.
6205 Peachtree Dunwoody Road
Atlanta, GA 30328
Attention:	Andrew A. Merdek
Secretary
Facsimile:	(678) 645-1828

10. Failure on the part of Assignor or Assignee to exercise any right or remedy available hereunder upon the other party’s breach of the terms, conditions, or covenants of this Agreement shall not be deemed a waiver of such right or remedy or a waiver of any subsequent breach or default on the part of either party, unless such waiver is in writing and is executed by the party against whom such waiver is claimed.

11. This Agreement may be executed and delivered (including by facsimile transmission or by means of portable document format (pdf) transmission) in one or more counterparts, each of which will constitute an original and all of which taken together will constitute one and the same agreement.

12. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous oral or written agreements, representations and understandings with respect to such subject matter. No covenant, representation or condition not expressed in this Agreement shall affect or be deemed to interpret, change or restrict the express provisions hereof.

13. This Agreement may be modified or amended only in a writing signed by both parties.

IN WITNESS WHEREOF, the undersigned have caused this Assignment and Assumption Agreement to be duly executed as of the date first written above.

COX AUTO TRADER, L.L.C.		AUTOTRADER.COM, INC.

By:	/s/ Charles B. Solomon	By:	/s/ Andrew A. Merdek
	Charles B. Solomon		Andrew A. Merdek
	Vice President and Chief Financial Officer		Secretary